Exhibit 10.z

2020 PPIH Non-Employee Director Compensation Program

Restricted Stock Grant

Restricted Stock Agreement
under the
2017 Omnibus Stock Incentive Plan, as Amended June 13, 2017

Grantee:      ________

No. of Shares: _____

Dollar Amount of Grant: $_______

Closing Price on Grant Date: $____

Grant Date: June 11, 2020

This Agreement (the “Agreement”) evidences the award of the number of shares of restricted stock set forth above (each, a “Restricted Share,” and collectively, the “Restricted Shares”), each entitling the grantee to receive one share of Common Stock (a “Share”) subject to a vesting schedule, that Perma-Pipe International Holdings, Inc., a Delaware corporation (the “Company”), has granted to the grantee set forth above (“Grantee” or “you”), effective as of the grant date set forth above (the “Grant Date”), pursuant to the 2017 Omnibus Stock Incentive Plan, as Amended June 13,  2017 (the “Plan”) and conditioned upon your agreement to the terms described below. All of the provisions of the Plan are expressly incorporated into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.     Terminology. Unless otherwise provided in this Agreement, capitalized words used herein are defined in the Glossary at the end of this Agreement, or, if no definition is provided in this Agreement or the Glossary, such capitalized words shall have the same definitions as in the Plan.

2.     Vesting.

(a)     All of the Restricted Shares are nonvested and forfeitable as of the Grant Date.

(b)     All of the Restricted Shares will vest and become nonforfeitable on the first anniversary of the Grant Date (the “Vesting Date”), so long as your Service is continuous from the Grant Date through the Vesting Date.

(c)     Notwithstanding Section 2(b), one hundred percent of the Restricted Shares will become vested and nonforfeitable as of immediately before and contingent upon the occurrence of a Change in Control, so long as your Service is continuous from the Grant Date, through the date of the Change in Control.

(d)     If your Service ceases for any reason prior to the Vesting Date, then, on the date on which your Service ceases, (i) a pro rata portion of the then unvested Restricted Shares equal to the product of (A) the total number of Restricted Shares multiplied by (B) the quotient of the number of days between the Grant Date and the date on which your Service ceases divided by three hundred sixty-five (365) will vest and become nonforfeitable, and (ii) unless otherwise determined by the Administrator, the remaining unvested Restricted Shares will be immediately and automatically forfeited by you without consideration.

3.     Restrictions on Transfer.

(a)     Your Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) (a “Transfer”), except by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process (i) prior to vesting or (ii) at any time during your continuous Service at which (A) the total number of Shares that you then beneficially own do not have a value equal to or greater than the value required for you to satisfy the Company’s Equity Ownership Guidelines (or any similar stock ownership requirements) applicable to you at the time, or (B) the Transfer of Shares by you would reduce the total number of Shares you own such that the remaining Shares you own following the Transfer would not have a value equal to or greater than the value required for you to satisfy the Company’s Equity Ownership Guidelines (or any similar stock ownership requirements) applicable to you at the time (provided that Shares may be sold to raise an amount sufficient to cover your estimated taxes due as a result of vesting as provided in Section 5(a)). Any attempt to Transfer your Restricted Shares that is in violation of this Section 3(a) shall be wholly ineffective and, if any such attempt is made, the Company may cause you to immediately forfeit any unvested Restricted Shares without any payment or consideration by the Company. The Company is authorized to take appropriate measures to prevent any such Transfer, including, but not limited to, having its Transfer Agent hold all Restricted Shares subject to restrictions on Transfer in a designated nominee account until such restrictions are no longer applicable and maintaining stop transfer instructions in regard to such Restricted Shares, or placing appropriate legends on any certificates that are issued with respect to the Restricted Shares.

(b)     You hereby represent and warrant to the Company as follows:

(i)     You will hold any Shares received under this Agreement for your own account for investment only and not with a view to, or for resale in connection with, any “distribution” of the Shares within the meaning of the Securities Act.

(ii)     You understand that the Company may, in its discretion, continue to impose restrictions on the Transfer of your Shares after they vest (including the placement of appropriate legends on stock certificates and the issue of stop transfer instructions to the Company’s Transfer Agents) if, in the judgment of the Company, such restrictions are necessary or desirable to comply with the Securities Act, the securities laws of any State or any other law.

(iii)     You are aware that your investment in the Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss.

(c)     Any attempt to Transfer the Shares received under this Agreement in contravention of the restrictions set forth in this Section 3 shall be null and void and without effect. The Company shall not be required to (i) Transfer on its books any Shares that have been Transferred in contravention of this Agreement or (ii) treat as the owner of the Shares, or otherwise accord voting, dividend, or liquidation rights to any transferee to whom the Shares have been Transferred in contravention of this Agreement.

4.     Stockholder Rights. You are considered the record owner of the Restricted Shares immediately upon the Grant Date and you shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such Shares and receive all dividends or other distributions paid with respect to such Shares. Notwithstanding the foregoing, any cash dividends will accrue and be paid to you at the same time, and to the same extent, that the Restricted Shares vest, and any dividends paid in Shares or other securities shall be subject to the same vesting schedule, risk of forfeiture, and restrictions on Transferability prior to vesting as the Restricted Shares with respect to which they were paid. For clarity, if you forfeit any Restricted Shares, then you will also forfeit any dividends or other distributions paid with respect to such Restricted Shares.

5.     Taxes.

(a)     You hereby agree to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with the grant or vesting of the Restricted Shares. If you wish to have Shares sold automatically in connection with the vesting of the Restricted Shares in an amount sufficient to cover your estimated taxes due as a result of such vesting (or, if any withholding is required, to satisfy such withholding obligation), then you should execute Exhibit A to this Agreement and return it to the Company by the deadline set forth therein. If you have not timely executed Exhibit A to this Agreement and taxes are required to be withheld, then you shall, immediately upon notification of the amount of withholding taxes due, if any, pay to the Company in cash or by check the amount necessary to satisfy any withholding obligations. The Company (and its Affiliates) shall also have the right to deduct from any compensation or any other payment of any kind due you (including withholding the issuance or delivery of Shares hereunder) the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the grant or vesting of the Restricted Shares in whole or in part; provided, however, that the value of the Shares withheld or redeemed may not exceed the maximum statutory rate associated with the transaction to the extent necessary for the Company to avoid an accounting charge.

(b)     You hereby acknowledge that you have been advised by the Company to seek independent tax advice from your own advisors regarding the tax consequences of this Award. You may not rely on the Company, its Affiliates, or any of their officers, directors or employees for tax or legal advice regarding this Award. You acknowledge that you have sought tax and legal advice from your own advisors regarding this Award or have voluntarily and knowingly foregone such consultation.

6.     Adjustments for Corporate Transactions and Other Events.

(a)     Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of outstanding Restricted Shares shall, without further action of the Administrator, be adjusted to reflect such event. The Administrator shall make adjustments, in its discretion, to address the treatment of fractional Shares with respect to the Award as a result of the stock dividend, stock split or reverse stock split; provided that such adjustments do not result in the issuance of fractional Shares. Adjustments under this Section 6 will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.

(b)     Non-Change in Control Transactions. Upon any change affecting the Common Stock, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a Change in Control, the Administrator shall make any adjustments with respect to the Award as the Administrator determines to be appropriate and equitable. The Administrator’s determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.

(c)     Unusual or Nonrecurring Events. The Administrator shall make, in its discretion, adjustments in the terms and conditions of, and the criteria included in, the Award in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)     Binding Nature of Agreement. The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Restricted Shares, to the same extent as the Restricted Shares with respect to which such additional and/or substitute securities are distributed, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or similar event, except as otherwise determined by the Administrator. If the Restricted Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) received upon such conversion, exchange or distribution in the same manner and to the same extent as the Restricted Shares.

7.     Non-Guarantee of Service Relationship. Nothing in the Plan or this Agreement shall alter your service relationship with the Company (or an Affiliate), nor be construed as a contract of your service relationship between the Company (or an Affiliate) and you, or as a contractual right of you to continue in a service relationship with the Company (or an Affiliate) for any period of time, or as a limitation of the right of the Company (or an Affiliate) to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Restricted Shares or any other adverse effect on your interests under the Plan.

8.     The Company’s Rights. The existence of the Restricted Shares shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9.     Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

10.     Entire Agreement. This Agreement (together with the Plan and the exhibit hereto) contains the entire agreement between the parties with respect to the Restricted Shares granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Restricted Shares granted hereunder shall be void and ineffective for all purposes. In the event a court of competent jurisdiction deems any provision hereof to be unreasonable, void, or unenforceable, such provision(s) shall be deemed severed from the remainder of the Agreement, which shall continue in all other respects to be valid and enforceable. It is the intent of the parties that any such provision(s) of this Agreement declared void, unreasonable, or unenforceable shall be deemed by a court of competent jurisdiction revised to the minimum amount necessary in order to be valid and enforceable.

11.     Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a material adverse effect on your rights with respect to the Restricted Shares as determined in the discretion of the Administrator, except as otherwise provided in (a) Section 6 of this Agreement, (b) the Plan or (c) a written document signed by each of the parties hereto.

12.     Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is provided to you with this Agreement.

13.     Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions. As a condition of this Agreement, you agree that you will not bring any action arising under, as a result of, pursuant to or relating to, this Agreement in any court other than a federal or state court in the districts which include Niles, Illinois, and you hereby agree and submit to the personal jurisdiction of any federal court located in the district which includes Niles, Illinois or any state court in the district which includes Niles, Illinois. You further agree that you will not deny or attempt to defeat such personal jurisdiction or object to venue by motion or other request for leave from any such court.

14.     Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator. You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.

15.     Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16.     Counterparts. This Agreement may be executed in multiple counterparts, each of which is deemed to be an original, but all of which taken together constitute one and the same Agreement and shall become effective when all counterparts have been executed by each of the parties hereto and delivered to the other. Facsimile and other electronic transmissions (including in portable document format) of any originally executed document (including this Agreement) shall be deemed to be the same as a delivered, executed original.

17.     Electronic Delivery of Documents. By your signing this Agreement, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Restricted Shares and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

18.     No Future Entitlement. By your signing this Agreement, you acknowledge and agree that: (i) the grant of these Restricted Shares is a one-time benefit which does not create any contractual or other right to receive future grants of stock, or compensation in lieu of stock grants, even if stock grants have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when stock grants shall be granted, the maximum number of Shares subject to each stock grant, and the times or conditions under which restrictions on such stock grants shall lapse, will be at the sole discretion of the Administrator; (iii) the vesting of Restricted Shares ceases upon termination of service with the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (iv) the Company does not guarantee any future value of these Restricted Shares; and (v) no claim or entitlement to compensation or damages arises if these Restricted Shares do not increase in value and you irrevocably release the Company from any such claim that does arise.

19.     Personal Data. For purposes of the implementation, administration and management of this Award or the effectuation of any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or other similar corporate transaction involving the Company (a “Corporate Transaction”), you consent, by execution of this Agreement, to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors or any potential party to a potential Corporate Transaction. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and Shares awarded, cancelled, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of the stock grant or the effectuation of a Corporate Transaction and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage the stock grant or effect a Corporate Transaction. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. You understand, however, that refusing or withdrawing your consent may affect your ability to accept a stock grant.

20.     Consideration for Shares. To ensure compliance with applicable state corporate law, the Company may require you to furnish consideration in the form of cash or cash equivalents equal to the par value of the Shares issued to you hereunder, and you hereby authorize the Company to withhold such amount from remuneration otherwise due you from the Company.

21.     Recoupment. The Restricted Shares are subject to recoupment in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy or practice otherwise required by applicable law.

GLOSSARY

(a)     “Administrator” means the Board of Directors of Perma-Pipe International Holdings, Inc. and/or the committee(s) or officer(s) appointed by the Board that have authority to administer the Plan.

(b)     “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with the Company (including but not limited to joint ventures, limited liability companies and partnerships). For this purpose, “control” shall mean ownership of 25% or more of the total combined voting power or value of all classes of stock or interests of the entity, or the power to direct the management and policies of the entity, by contract or otherwise.

(c)      “Company” means Perma-Pipe International Holdings, Inc.

(d)      “Securities Act” means the Securities Act of 1933, as amended.

(e)     “Service” means your Board of Directors service relationship with the Company and its Affiliates. Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you have a service relationship is not Perma-Pipe International Holdings, Inc. or its successor, or an Affiliate of Perma-Pipe International Holdings, Inc. or its successor.

(f)     “You” or “Your” means the recipient of the Restricted Shares as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the Restricted Shares may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the Grant Date.

Perma-Pipe International Holdings, Inc. By: Name: Title:

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein as of the Grant Date. The undersigned also consents to electronic delivery of all notices or other information with respect to the Restricted Shares or the Company.

GRANTEE

Exhibit A

Standing Order Election

By executing this Irrevocable Standing Order Election (this “Standing Order”), I wish to notify the Company of my election to sell Restricted Shares in connection with the vesting date for the Restricted Shares to raise sufficient proceeds to cover my estimated taxes (as described below) resulting from such vesting or, if applicable, to satisfy tax withholding obligations. I understand that if I do not execute this Standing Order, then I will be solely responsible for paying any estimated and actual taxes (and any withholding obligations) due as a result of such vesting by cash or check (or by a later sale that complies with law and the Company’s policies concerning insider trading).

IMPORTANT NOTES:

●        You may not enter into this Standing Order if you are in possession of material non-public information. If you are in possession of material non-public information, then you must wait to complete this Standing Order until such time as you no longer possess material non-public information.

●        No sales may be made pursuant to this Standing Order for 30 calendar days following its execution. To ensure that you can satisfy your withholding obligations by selling Shares in the market, you should return this form to the Company as soon as possible, but in no event later than 30 days before the vesting date of your Restricted Shares listed in the Agreement.

By signing below, I understand that I am agreeing to the following provisions:

1.     I am executing this Standing Order to authorize the Company, Muriel Siebert & Co., Inc. (for long as the firm is designated by the Company as an authorized broker for this purpose) and any other broker the Company designates (the “Broker”) to take the actions described in this Paragraph 1. I authorize the Company to transfer any Shares issued to me in connection with my award of Restricted Shares to the Broker to be held in an account for my benefit (the “Brokerage Account”), and I irrevocably authorize the Broker to sell, at the market price and on the date the Restricted Shares vest (or, if all or a portion of the sale cannot be completed on such date because of insufficient demand or a market disruption, then on the next following business day on which the sale can be made) the number of Shares necessary to obtain proceeds sufficient to satisfy the amount of (a) my estimated taxes resulting from such event or (b) if withholding for taxes is required, any withholding obligations associated with my Restricted Shares indicated by the Company to the Broker. I understand and agree that the number of Shares that the Broker will sell will be based on the Company’s estimate (or Broker’s estimate if it provides such service) of the Shares required to satisfy estimated taxes or the withholding obligations, using the closing price of a Share of the Company’s common stock on the trading day immediately prior to vesting date (or such other date as any withholding obligations become due). My estimated taxes for this purpose shall be calculated at the highest marginal federal and state (based on my state of residence as then indicated in the Company’s records) income tax rates then in effect. I agree to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the Shares pursuant to this Standing Order.

2.      I agree that the proceeds received from the sale of Shares pursuant to Paragraph 1 will be (a) in the case of a sale to cover estimated taxes, delivered to my Brokerage Account or (b) in the case of a sale intended to satisfy tax withholding obligations, used to satisfy such obligations associated with my Restricted Shares and, accordingly, I hereby authorize the Broker to deposit such proceeds in my Broker Account, in the case of clause (a), or pay such proceeds to the Company for such purpose, in the case of clause (b). I understand that, in the case of a sale intended to satisfy tax withholding obligations, to the extent that the proceeds obtained by such sale exceed the amount necessary to satisfy the withholding obligations, such excess proceeds shall be deposited into the Brokerage Account and, if a shortfall occurs, the Broker may sell additional Shares held in my Brokerage Account, the Company may deduct any remaining withholding obligations from any compensation or other payment of any kind due to me, or the Company may require that I pay any remaining withholding obligations to by cash or check. I further understand that any Shares that are not sold to satisfy withholding obligations will remain deposited in the Brokerage Account.

3.     I have reviewed with my own tax advisors the federal, state, local and foreign tax consequences of this grant and the actions contemplated by the Agreement and this Standing Order. I am relying solely on such advisors and not on any statements or representations of the Company or any of its agents. I understand that I (and not the Company) will be responsible for my own tax liability that may arise as a result of this Standing Order.

4.     I represent to the Company that, as of the date hereof, (i) I am not aware of any material nonpublic information about the Company or its Common Stock, (ii) the Company is not in a black out period (as defined in the Company’s Insider Trading Policy), (iii) sales will not be commenced within 30 calendar days of adoption of this Standing Order, (iv) I am not subject to any legal, regulatory or contractual restriction or undertaking that would prevent the sales of Shares contemplated by this Standing Order, (v) I do not currently have any other Rule 10b5-1 trading plan in place and (vi) I am entering into this Standing Order in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. The Company and I have structured this Agreement to comply with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934, as amended, under Rule 10b5-1(c)(1) issued under such Act, and this Standing Order shall be interpreted to comply with such requirements.

IN WITNESS WHEREOF, the parties hereto have executed this Standing Order as of the last date indicated below.

Date:	Perma-Pipe International Holdings, Inc. By: Name: Title:

Date:	GRANTEE